First Quarter 2003 Earnings
                                 Conference Call
                                January 23, 2003
                                  9:00 a.m. CST

Charlie:

Welcome.

Our remarks that follow, including answers to your questions, include statements that we believe to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Earlier this morning, we reported results for the first quarter of our fiscal year 2003 of $0.65 per share, or $0.20 per share better than our estimates reported in our October 29, 2002 Form 8-K filing, on sales of $426.3 million. Hereafter, I will refer to estimates in that filing as our previous estimates. This compares to earnings per share of $0.50 in the first quarter of fiscal 2002 on sales of $361.5 million.

All our segments contributed to the 17.9% sales increase in the first quarter. Operating income rose 14.5% to $20.4 million during the first quarter. Once again, all segments contributed to the higher operating income. Net interest expense fell $2.9 million to $3.2 million during the first quarter of fiscal 2003, which further contributed to the higher reported earnings per share.

Our outlook for the full fiscal year 2003 remains positive; however, we remain guarded as to the direction of the global economy. We therefore re-affirmed this morning, our estimate of annual earnings per share of about $3.70 in fiscal 2003, in spite of the strong performance in the first quarter. This estimate also assumes no margin increase this year on the Medium Tactical Vehicle Replacement ("MTVR") contract in fiscal 2003 from the current margins of 4.3%, although we continue to target 6.0% to 6.5% margins under the contract.

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With few signs of strength in the economy, we controlled our typical inventory build in the first quarter. This permitted us to close the first quarter with $137.8 million of debt compared to our previous estimate of $175.0 million. Net debt, less cash on hand of $19.4 million, increased slightly from $109.9 million at September 30, 2002 to $118.4 million at December 31, 2002.

Let me expand on individual business segment results.

Fire and Emergency

First, fire and emergency sales rose 17.8% to $113.0 million in the first quarter, and operating income was up 29.3% to $10.0 million, or 8.9% of sales. The first quarter is always challenging due to the large number of holidays that limit truck deliveries. This year, we were able to manage deliveries better than in previous years, leading to the higher sales in the quarter. A strong product mix and favorable manufacturing cost performance also contributed to the higher operating income compared to the prior year.

Pierce's backlog was flat at up 0.2% at December 31, 2002, compared to December 31, 2001. That's down from September 30 when Pierce's backlog was up 15.2% compared to the prior year. During the first fiscal quarter, we believe that municipal spending on fire apparatus began to slow. We also believe that we lost some orders during the last six months as Pierce increased prices much faster than competitors to pass through engine price increases resulting from new environmental regulations that became effective on October 1, 2002. We expect this order slowdown to have minimal effect on fiscal 2003 results because our backlog at Pierce extends through mid-August for most products and into September for many products.

Defense

In defense, sales were up 8.8% to $148.6 million in the first quarter due to higher shipments under the Company's Family of Heavy Tactical Vehicles ("FHTV") contract, which were partially offset by lower parts sales. Operating income increased 19.2% in the first quarter to $9.6 million, reflecting the increased sales of the higher-margin, heavy-payload vehicles

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under the FHTV contract. The quarter also benefited from the increase in the
MTVR margins from 3.3% to 4.3% that occurred in the third quarter of fiscal 2002. This increase added about $0.7 million to earnings in the first quarter compared to the prior year.

Commercial

Compared to the prior year, sales in the commercial segment were up 28.8% in the first quarter to $166.8 million, while operating income was up 4.9% to $7.7 million. Concrete placement sales were up 66.8%, and European refuse sales were up 26.7%, in each case primarily due to higher package sales of chassis and truck bodies. In the U.S., we believe the availability of Company-owned commercial chassis purchased prior to the October 1, 2002 effective date of new environmental regulations affecting diesel engines contributed to the higher concrete placement package sales. In Europe, the Company has begun to emphasize higher package sales. Domestic refuse sales declined 9.4% in spite of a higher mix of package sales compared to body-only sales, due to substantially lower body sales to the largest U.S. commercial waste haulers. Margins fell in the first quarter of fiscal 2003, primarily due to lower margins on package sales. First quarter results in fiscal 2003 also benefited from a $0.5 million gain on the sale of certain operating equipment.

Concrete placement orders stabilized in the first quarter, but due to heavy first quarter shipments, rear-discharge unit backlog was down 10.3% at December 31, 2002 compared to December 31, 2001. Our front-discharge unit backlog remained strong at up 73.6% over December 31, 2001. Our domestic refuse unit backlog was down 25.0% at December 31, 2002 compared to December 31, 2001 levels. And, our Geesink Norba Group unit backlog was up 1.5% at December 31, 2002 compared to December 31, 2001.

Corporate

At the corporate level, our expenses were up $1.6 million in the first quarter compared to the prior year due to the Company's previously reported plan to increase investments in people and services to build a stronger foundation to target future growth opportunities. Net interest expense declined $2.9 million during the quarter due to lower borrowings and substantially lower

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interest rates. Also, last year the Company reported a $0.05 per share gain in the first quarter due to the settlement of certain tax audits.

Fiscal 2003 Outlook

Turning to fiscal 2003, our estimate of earnings per share remains at $3.70, but some of the factors underlying the estimate have changed. Our estimates assume no acquisitions. We continue to estimate consolidated sales of $1.8 billion, up 3.2% from fiscal 2002 sales. We continue to expect fire and emergency sales to be up 7.1% to $510.0 million. We are continuing to project defense sales to increase to $610.0 million, or up 2.5%. And, in the commercial segment, we are continuing to project modest sales growth of 1.0% to $685.0 million; however, our assumptions relative to concrete placement and refuse sales differ from our previous estimates.

In the U.S. concrete placement market, we are now projecting sales to increase 4.5% for fiscal 2003, compared to our previous estimate of a 2.0% increase. This increase reflects higher first quarter package sales and a softer outlook for the second half of the fiscal year. In U.S. refuse, we continue to estimate a 2.0% decline in sales in fiscal 2003. Our refuse body sales estimate has declined from previous estimates, but we expect our refuse parts sales to be stronger than we previously estimated. In European refuse, we now are estimating sales to decline 4.5%, compared to our previous estimate of a 3.0% increase. Several European refuse markets, most notably Germany, have weakened sharply in the last three months.

By quarter in fiscal 2003, we believe that these sales expectations by segment will result in consolidated sales of approximately $426.0 million in quarter two, $488.0 million in quarter three and $460.0 million in quarter four.

With respect to operating income, we are lowering projected consolidated operating income by $2.0 million to $118.0 million in fiscal 2003, or up 6.2% compared to fiscal 2002.

By segment, we are increasing projected fire and emergency operating income by $1.0 million to $53.0 million, or up 8.2%, in fiscal 2003. This increase reflects the higher earnings in the first quarter than previously estimated, offset by a small decrease in operating income expectations in the

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fourth quarter due to lower orders received in the first quarter than previously estimated.

We are continuing to project defense operating income to increase to $44.0 million, or up 8.1%, in fiscal 2003. We delayed about $1.0 million of bid and proposal costs from the first quarter into the second and third quarters as the timing of certain truck procurement competitions changed, and we now estimate significant pre-contract costs in the second quarter associated with the announcement that we were named the preferred bidder on the U.K. wheeled tanker contract. These costs will in part lower our consolidated earnings expectations for the second and third quarters. We don't expect shipments under the U.K. wheeled tanker contract to commence until fiscal 2004 and, of course, since we are only the preferred bidder, the possibility remains that we will not be awarded the contract. In July 2003, we hope to provide guidance regarding projected sales under the contract in fiscal 2004.

Our defense operating income estimate assumes MTVR contract margins of 4.3% in fiscal 2003. We continue to target 6.0% to 6.5% margins over the contract life. Every one percentage point increase in MTVR margins in fiscal 2003 on a full-year basis would amount to $7.6 million in operating income, or $0.27 per share. Periodically, we will monitor manufacturing cost performance and durability of fielded trucks, among other factors, and adjust margins accordingly. Another important factor that may impact margins will be the status of the MTVR variant contract for wreckers. We signed a contract modification for MTVR dump bodies and wreckers in June 2002. The dump body modification has already been funded. The wreckers are complex vehicles that will undergo significant testing. The U.S. Marines have until January 2004 to fund the wrecker requirements under the contract. How these wreckers perform in testing, the timing and number of wreckers actually funded by the U.S. Marines and our cost performance on those trucks will be important factors in our ability to achieve our MTVR margin targets.

In the commercial segment, we are lowering our projected operating income by $2.0 million to $49.0 million, or up about 3.9% in fiscal 2003 compared to fiscal 2002. We are now projecting concrete placement operating income to increase 3.5%, while our previous estimate assumed a 10.0% decrease. The improvement reflects a strong order rate for our front-discharge concrete mixers and favorable manufacturing cost performance. We now expect domestic refuse operating income to be down slightly in fiscal 2003

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due to a weaker product mix involving more package sales of chassis and packer bodies and fewer body-only sales. Whereas previously we were expecting most of the increase in commercial segment operating income to come from cost reductions implemented at the Geesink Norba Group, we are now projecting Geesink Norba Group operating income to increase only about 16.0% in fiscal 2003. Most of the cost reduction implemented at the Geesink Norba Group in fiscal 2002 is being offset by weaker end markets.

We expect corporate expenses to approximate $28.0 million in fiscal 2003, up from $25.8 million in fiscal 2002 and up from our previous estimate of $27.0 million. This increase reflects investments planned to build our team in preparation for additional acquisitions or defense contract awards. We are now projecting net interest costs to decline about $2.0 million to $18.0 million in fiscal 2003, reflecting our lower average debt estimates for the year.

By quarter, we now expect net income to approximate $13.5 million in quarter two, $18.5 million in quarter three and $22.0 million in quarter four. Assuming 17,650,000 average diluted shares outstanding for the year, these net income estimates would translate to earnings per share estimates of $0.77 in quarter two, $1.05 in quarter three and $1.22 in quarter four. Our new estimates are lower than our previous estimates by $0.06 per share in the second quarter and $0.14 per share in the third quarter, and up $0.01 per share in the fourth quarter. These quarterly earnings estimates reflect declining earnings per share in the third quarter where we will be challenged by tough comparator earnings in fiscal 2002 when we raised our MTVR contract margins by one percentage point.

Of course, there are downsides to every estimate. The world economy may enter a double dip recession - perhaps causing a steeper downturn in our commercial segment than estimated. And, we may not achieve our targeted cost performance. Upsides to these estimates primarily involve the opportunity to improve MTVR margins and an economic recovery. Please refer to our Form 8-K filed today for other potential risk factors.

From a financial position standpoint, assuming no acquisitions, we estimate that debt will rise temporarily in the next two quarters due to the seasonal working capital demands of our concrete placement business. For the full year, we do not expect any debt reduction due to working capital

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requirements of our U.K. tank transporter contract and potentially a U.K.
wheeled tanker contract. Specific debt estimates are $175.0 million at March 31, 2003, $200.0 million at June 30, 2003 and $150.0 million at September 30, 2003. We expect capital spending to rise to about $30.0 million in fiscal 2003 due to the planned start-up of a U.S. production facility for the Revolution(TM) composite mixer drum.

Now, Bob will provide his perspective of the quarter and our outlook.

Bob:

Good morning. Thank you all for joining us for our first quarter results. The new year has begun well for Oshkosh Truck Corporation. We are certainly pleased and encouraged by the financial performance during the period, with EPS reaching $0.65 per share against our estimate of $0.45 per share.

In December, Standard & Poors upgraded Oshkosh to investment grade status of triple B minus. We view the upgrade as a very positive indication that our operating strategy is on target. We manage our money conservatively with good cash flow, which is important in this economy, and I think this upgrade reflects that.

In addition, the January 10 announcement of our selection as preferred bidder for the United Kingdom Ministry of Defence's wheeled tanker program was welcome news. It carries particular importance for our ability to deliver solid financial results in fiscal 2004 through 2006, when deliveries under this program would occur if we are awarded the contract.

Our outlook is positive, even in this economy, thanks largely to our defense business. We view our concrete placement business to be stable after more than two years of erosion. The fire and emergency market shows some signs of softening largely due to budgetary pressures on municipalities. This softening should have minimal effect on fiscal 2003 as orders to date have nearly filled out the year. Refuse continues to show signs of weakness both in the U.S. and Europe. That being said, we believe it appropriate to hold our EPS estimate of $3.70 per share for the fiscal year.

Now, let us turn to our businesses' performance.

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Fire & Emergency

First quarter financial results of Oshkosh's fire and emergency business were excellent. Operating income rose approximately 29% on an increase in sales of about 18%. The product mix was favorable, and Pierce has done a particularly good job on improving operating efficiencies, resulting in a year-over-year operating income margin improvement of 80 basis points in this segment in the first quarter.

As we look to our recent order rate, stiffening in municipal capital expenditures has become evident. In California, proposed budget cuts would reduce the city and county revenues received from vehicle-license fees. Early estimates from state firefighter groups put firefighter job losses at 18,000 statewide due to the proposed cut. And that's just one example of the tough budgetary battles many communities are facing in funding their fire service, including new apparatus purchases.

Although the $360 million 2002 FIRE Act grant was the largest federal commitment to the fire service in history, these funds did not significantly impact apparatus sales in the industry. Up to 25% of the $360 million could be allocated for apparatus purchases. Through the end of December 2002, just $37 million had been awarded for fire apparatus, or 12% of total grants to date.

We also believe that the timing of Pierce's price increase for new engines proved detrimental to our recent order trend, as it came approximately six months before any of our competitors' increases. Yet, despite the signs of weakness, Pierce is sold out through mid-August, with excellent visibility to the year-end. We look forward to a solid performance throughout fiscal 2003 at Pierce and believe that new product features scheduled to debut in early April will benefit fiscal 2004.

Defense

Moving to our defense business, obviously, we are very pleased to have another opportunity to serve the United Kingdom on a second major defense program, this time for their wheeled tanker fleet that supplies fuel and water on missions worldwide. We are in the midst of negotiating the final contract, which should take approximately two to three months. The

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Ministry of Defence's estimated value of this contract is $250 million and includes parts sales over a 15-year period. At the conclusion of these negotiations, we'll be able to discuss the equipment value component of this contract and the sales impact in fiscal 2004 in more detail. We expect to issue estimates for fiscal 2004 in July.

Other achievements in our defense business during the quarter were also noteworthy. We just re-submitted our bid for the U.K.'s cargo support vehicle program today. All bidders - Oshkosh, MAN, Mercedes and Stewart & Stevenson -- were asked to do so. This competition involves up to 8,500 vehicles to be produced in fiscal years 2005 through 2014. We expect preferred bidder selection to one of the competitors in the second half of this calendar year.

Lastly, the U.S. Family of Medium Tactical Vehicles ("FMTV") Competitive Rebuy competition is proceeding largely on schedule. Both competitors are currently responding to questions, and we were recently advised that a final procurement revision to our bid is due March 3, which will move the contract award to March
26. This is just a minor move in the schedule, and a very typical procurement strategy for ensuring the most competitive proposals from the bidders.

Commercial

Concluding with our commercial businesses, it is in our refuse collection body business, frankly, that we've seen some softening - both domestically and in Europe. In the U.S., the largest commercial waste haulers have been very hesitant to release orders. However, on a positive note, sales of the StreetForce automated side loader are gaining momentum and McNeilus's manufacturing cost containment initiatives are performing to our established targets.

The European economy remains weak, dampening our expectations of improvement in Geesink Norba Group's operating results even more. The German market's significant downturn can be attributed to severe economic conditions. The Spanish market for refuse collection bodies is showing signs of weakness as well, and in the Netherlands, municipalities have delayed capital investments until calendar year 2003 to avoid a 19% Value Added Tax.

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Now, let's turn to concrete placement. Although non-residential building has been adversely affected in recent months, stable conditions prevail in rear-discharge mixer sales on the back of a strong housing sector. In front-discharge mixers, the order volume has been increasing.

In regard to the Revolution(TM) composite mixer drum, the approximately 60 units in the field are performing well with only the typical product modifications that you'd expect in a newly launched product. Our Australian partner is meeting monthly deliveries, and most importantly, we are moving forward aggressively in establishing domestic production capacity for the Revolution composite mixer drum. Construction of the new facility near McNeilus headquarters in Minnesota is on schedule, and we expect to reach full-rate production during the first quarter of fiscal 2004. We anticipate positive contributions to earnings from the Revolution product in fiscal 2004 as well.

The Revolution is one example of our on-going strategy of new product leadership. Our research and development efforts continue full force throughout the organization, and most notably, we expect they will bring new features to the fire apparatus market in April.

Let me reiterate my earlier comments regarding our outlook. Oshkosh Truck Corporation is on track to achieve our $3.70 EPS estimate for fiscal 2003, despite the softening in the municipal and commercial markets that we've just discussed. And, I do consider the preferred bidder decision for the United Kingdom wheeled tanker contract to be crucial to our forward momentum in fiscal 2004. It is an important first step toward expansion of our operations in the United Kingdom and in Europe.

Now, I'll turn this call over to our operator for your questions.

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